Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com
Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com
EMERGENT BIOSOLUTIONS ANNOUNCES APPOINTMENT OF JOHN E. NIEDERHUBER, M.D. TO THE COMPANY’S BOARD OF DIRECTORS
ROCKVILLE, MD, ROCKVILLE, Md., Aug 24, 2010 – Emergent BioSolutions Inc. (NYSE:EBS) announced today that the company’s Board of Directors appointed John E. Niederhuber, M.D. as a Class III Director for a two-year term that will expire at the 2012 annual meeting of stockholders.
“Dr. Niederhuber is a nationally renowned surgeon and researcher who has dedicated his four-decade career to the treatment and study of cancer. As we expand our portfolio to include cancer therapeutics, his oncology research and clinical experience will be an invaluable asset in guiding Emergent’s management team towards further growth and in increasing value for shareholders,” said Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions. “We are delighted to welcome him to Emergent's Board of Directors.”
“I am pleased to serve on the Board of a company that has a strong interest in providing new treatments to cancer patients. Their mission in vaccine development to protect life aligns closely with my goals to find life-saving treatments that can benefit patients worldwide,” said Dr. Niederhuber. “I look forward to the opportunity to contribute to Emergent’s success.”
From 2005 to 2010, Dr. Niederhuber served as the director of the National Cancer Institute (NCI), which is part of the National Institutes of Health (NIH), one of the largest medical research institutes in the world. As NCI director, Dr. Niederhuber’s accomplishments include advancing drug and technology innovation and technology infrastructure, bringing cancer science to patients through community cancer centers, and working to reduce the inequities of cancer care. Recently, Dr. Niederhuber joined Inova Health System as Executive Vice President and CEO of the Inova Institute for Translational Research and Personalized Medicine. Dr. Niederhuber is also an adjunct investigator at NCI’s Center for Cancer Research. His research focuses on factors in the tumor microenvironment, in particular on cancer activated fibroblasts (CAFs) that lead to increased malignancy. As a surgeon, Dr. Niederhuber’s clinical focus has been on gastrointestinal cancer, hepatobiliary (liver, bile duct, and gallbladder) cancer, pancreatic cancer and breast cancer. Prior to coming to NCI, Dr. Niederhuber was Director of the University of Wisconsin Comprehensive Cancer Center and a professor of surgery and oncology (member of the McArdle Laboratory) at the University of Wisconsin School of Medicine. Earlier in his career, he chaired the Department of Surgery at Stanford University and held professorships at the Johns Hopkins University School of Medicine and at the University of Michigan.
Dr. Niederhuber is a graduate of Bethany College in West Virginia and the Ohio State University School of Medicine. He trained in surgery at the University of Michigan.
About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease. Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection. Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia. Additional information may be found at www.emergentbiosolutions.com.

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